Exhibit 99.1

Date:	December 20, 2006

To:	All Employees

From:	Tim Tuff

Re:	Harland to Merge with M&F Worldwide

We announced today that Harland has entered into a definitive merger agreement with M&F Worldwide, the parent company of Clarke American.

We have achieved a great deal over the past several years.  We have expanded our relationships with financial institutions and schools.  We have developed new products and services.  We have out-performed the S&P 500 three of the past four years (and are close to making it four of the past five).  And we have reached the significant milestone of $1 billion in annual revenue.

As significant as these accomplishments are, one of the most frequent messages I deliver in talking with our various stakeholders — investors, customers and employees — is that we need to take Harland to the next level.  The most common question I get in return is, “How are you going to do it?” Clearly, the greater our accomplishments, the higher the next level becomes.

We believe that the merger with M&F Worldwide will enable us to reach the next level.  It will combine our complementary products and services to create a more effective and efficient strategic partner to financial institutions.  In addition, we believe that aligning Harland with M&F Worldwide will give us the platform to grow both Harland Financial Solutions and Scantron and do so at a much faster pace than we would be able to do otherwise.

A copy of the press release is attached, and I encourage you to read it.

The Process

This transaction is subject to both regulatory approval and the approval of shareholders of Harland.  We will promptly begin the regulatory review process.  We also will hold a special shareholder meeting to consider the transaction.  Assuming a favorable outcome, the transaction will close, and our companies will merge.  We expect the merger to take place in the second half of 2007.

The Strategy

As I mentioned earlier, combining the two companies will allow us to create a more effective and efficient strategic partner for financial institutions nationwide.  M&F Worldwide also shares our belief that HFS and Scantron are an important part of our company and that there are interesting growth opportunities for both businesses.

Communications

All of us involved in this transaction know that this announcement raises questions for employees of both companies.  That, too, is natural at this stage of the process.  We have prepared a Q&A of questions we know you have and that we can answer at this time. By no means is it exhaustive.

Until closing, I also would like to stress that it is business as usual until the merger is completed.  I encourage you to continue to do what you do best and what has made Harland the outstanding company it is today — provide our customers with the very best products and services we can.

It is also important to know that our strategy remains intact.  We will continue to develop new products and services, invest in our employees and in systems, and look for ways to increase our operating efficiencies.

I ask that you remain patient as we work through this process.  This is an exciting time for our company, and I hope you share my enthusiasm for the merger.  I look forward, in partnership with Clarke American, to Harland creating opportunities for our employees in the years ahead.

Thank you.

Note:  the following information is provided in accordance with federal securities laws and regulations.

Safe Harbor Statement

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “believe,” “expect,” “anticipate,” “plan,” “estimate” or similar expressions.  Examples of forward-looking statements in this document include, but are not limited to, statements regarding the proposed acquisition of Harland by M&F Worldwide.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those contemplated by such forward-looking statements.  Such risks and uncertainties include:  the results of the review of the proposed merger by regulatory agencies, and any conditions imposed in connection with consummation of the merger; approval of the merger by the shareholders of Harland; satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks described from time to time in Harland’s filings with the Securities and Exchange Commission, including the risk factors identified in Harland’s annual report on Form 10-K for the year ended December 31, 2005.  Harland believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements which are based on current expectations.  Furthermore, forward-looking statements speak only as of the date they are made and Harland undertakes no obligation to update publicly any of these statements in light of new information or future events.

Additional Information and Where to Find It

In connection with the proposed merger and required shareholder approval, Harland will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HARLAND AND THE MERGER.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission, at its website at www.sec.gov.  In addition, the documents filed by Harland with the Securities and Exchange Commission may be obtained free of charge by contacting Harland at: John H. Harland Company, Attn: Henry R. Bond, Vice President, Investor Relations, Box 105250, Atlanta, Georgia 30348; Telephone: 770-593-5697.  Harland’s filings with the Securities and Exchange Commission are also available on Harland’s website at www.Harland.net.

Participants in the Solicitation

Harland and its officers and directors may be deemed to be participants in the solicitation of proxies from Harland’s shareholders with respect to the merger.  Information about Harland’s executive officers and directors and their ownership of Harland’s shares is set forth in the proxy statement for Harland’s 2006 annual meeting of shareholders, which was filed with the Securities and Exchange Commission on March 27, 2006.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Harland and its respective executive officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the Securities and Exchange Commission.